Filed Pursuant to Rule 424(b)(3)
Registration No. 333-124310
PRICING SUPPLEMENT NO. 414
Dated June 13, 2006 to
PROSPECTUS SUPPLEMENT
Dated June 8, 2005 and
PROSPECTUS
Dated May 13, 2005
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES F, FLOATING RATE NOTES DUE 2008

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series F, Floating Rate Notes Due 2008
Form of Security:	Global Note
Ratings:	A2/A
Format:	SEC Registered-Registration Statement Number 333-124310
Trade Date/Pricing Effective Time:	June 12, 2006
Settlement Date (Original Issue date):	June 16, 2006
Maturity Date:	June 16, 2008
Principal Amount:	$200,000,000
Price to Public (Issue Price):	100.00%
Dealers' Commission:	00.10% (10 basis points)
All-in-price:	99.900%
Net Proceeds to Issuer:	$199,800,000
Interest Rate Basis (Benchmark):	3 Month USD LIBOR, as determined by LIBOR Telerate
Index Currency:	U.S. Dollars
Spread (Plus or Minus):	+ 0 basis points (0.00%)
Spread Multiplier:	N/A
Spread/Spread Multiplier Reset Option:	N/A
Optional Reset Dates (only applicable if option to reset spread or spread multiplier):	N/A
Basis for Interest Rate Reset (only applicable if option to reset spread or spread multiplier):	N/A
Index Maturity:	Three Months
Interest Rate Calculation:	USD LIBOR determined on Interest Determination Date plus the Spread
Specified Currency:	U.S. Dollars
Option to Elect Payment in U.S. Dollars (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Authorized Denominations (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Historical Exchange Rate (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Initial Interest Rate:	To be determined two (2) London Business Days prior to the Original Issue Date
Maximum Interest Rate:	N/A
Minimum Interest Rate:	N/A
Interest Reset Periods and Dates:	Quarterly on the 16th of each March, June, September and December of each year prior to the Maturity Date, subject to Modified Following Business Day convention
Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date
Interest Payment Dates:	Interest will be paid quarterly on the 16th of each March, June, September and December of each year, commencing September 18, 2006, and ending on the Maturity Date

Stated Maturity Extension Option:	N/A
Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity):	N/A
Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity):	N/A
Original Issue Discount Note:	N/A
Total Amount of OID:	N/A
Terms of Amortizing Notes:	N/A
Redemption Date(s):	N/A
Redemption Price:	N/A
Repayment Date(s):	N/A
Repayment Price(s):	N/A
Day Count Convention:	Actual/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Bookrunners:	Barclays Capital (50%)
J.P. Morgan Securities Inc. (50%)
Exchange Rate Agent:	U.S. Bank Trust National Association
Calculation Agent:	U.S. Bank Trust National Association
CUSIP:	14912L3C3
Other Terms:	N/A

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASCRIBED THERETO IN THE PROPSECTUS SUPPLEMENT. THE INTEREST RATES ON THE NOTES MAY BE CHANGED BY CATERPILLAR FINANCIAL SERVICES CORPORATION FROM TIME TO TIME, BUT ANY SUCH CHANGE WILL NOT AFFECT THE INTEREST RATE ON ANY NOTES OFFERED PRIOR TO THE EFFECTIVE DATE OF THE CHANGE. AFTER THE ISSUANCE OF THE NOTES COVERED BY THIS PRICING SUPPLEMENT, $6,450 MM PRINCIPAL AMOUNT OF NOTES REMAIN AVAILABLE FOR SALE PURSUANT TO THE ACCOMPANYING PROSPECTUS SUPPLEMENT.